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                   Exhibit 11

Weighted Average Common Shares and Common Equivalents Outstanding

      Computations of Earnings Per Share
       --------------------------------
      (In thousands, except per share data)
                                              2
                                          FOR THE THREE   FOR THE SIX
                                          MONTHS ENDED    MONTHS ENDED
                                          ----------      ---------
                                           July 31              July 31
                                           1995   1994     1995   1994
                                          -----   -----   -----   -----
Primary earnings per share:

  Net income                             $ (179)    249    (150)    589
                                          -----   -----   -----   -----
  Shares:

  Weighted average common shares
    outstanding                           3,799   3,816   3,796   3,823

  Add incremental shares arising from
    exercise of stock options               132     129     129     129

  Less assumed buyback of shares with
    option proceeds                        (132)   (116)   (129)   (121)
                                          -----   -----   -----   -----
  Weighted average number of common
    and common share equivalents          3,799   3,829   3,796   3,831
                                          =====   =====   =====   =====
  Primary earnings per share             $(0.05)   0.07   (0.04)   0.15
                                          =====   =====   =====   =====

  There are no other common stock equivalents so that primary and fully diluted earnings per share are equal.














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